EXHIBIT 1.01
Conflict Minerals Report
This is the Conflict Minerals Report for Kratos Defense & Security Solutions, Inc. (“Kratos,” “we” or “our”), filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1, 2025 to December 31, 2025. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. The specified conflict minerals, which we collectively refer to in this Report as “3TG” or “conflict minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, or their derivatives, which are limited to tantalum, tin and tungsten.

If a registrant can establish that the conflict minerals in its products originated from sources other than the Democratic Republic of the Congo (“DRC”) or an adjoining country, or from recycled and scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the country of origin of the conflict minerals in its products.

If a registrant has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in the DRC or an adjoining country, or if the registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody, and the registrant must submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

Company Overview

Kratos is a leading technology, intellectual property, proprietary product and system company focused on the U.S. and its allies’ national security. Kratos is a recognized industry leader in the rapid development, demonstration and fielding of disruptive, transformative and high technology systems and products at an affordable cost. Kratos’ primary focus areas are unmanned systems, space and satellite communications, microwave electronics, cyber security/warfare, rocket, hypersonic and missile defense, turbine technologies, and Command, Control, Communication, Computing, Combat, Intelligence Surveillance and Reconnaissance Systems and training systems. We believe that our technology, intellectual property, proprietary products and designed-in positions on our customers’ programs, platforms and systems, and our ability to rapidly develop, demonstrate and field affordable leading technology systems gives us a competitive advantage and creates a high barrier to entry into our markets.

Products Overview

During 2025, we designed, engineered and manufactured specialized electronic components, subsystems and systems for electronic attack, electronic warfare, radar, and missile system platforms; integrated product, software and technology solutions for satellite communications; products and solutions for unmanned systems; products and services related to cybersecurity and cyberwarfare; products and solutions for ballistic missile defense; weapons systems trainers; advanced network engineering and information technology services; weapons systems lifecycle support and sustainment; and military weapon range operations and technical services. Our products often require the use of tin, tungsten, tantalum, and gold. We determined that during the 2025 calendar year, we manufactured and sub-contracted to manufacture certain products containing conflict minerals and that the use of these minerals is sometimes necessary to the functionality or production of these products. Additionally, our products are complex and consist of materials and parts sourced from hundreds of suppliers.

Supply Chain Overview

Our supply chain is complex. There are multiple tiers in the supply chain between our company and the mines of the 3TG. We do not purchase 3TG directly from mines, smelters, or refiners. Accordingly, we rely on our direct suppliers to provide information on the origin of the conflict minerals contained in components which are included in our products.

Reasonable Country of Origin Inquiry & Conclusion (“RCOI”)

We have completed an analysis of our products and found that conflict minerals are contained in certain of our products and are necessary to the functionality or production of those products. Therefore, we are subject to the reporting obligations of the Rule.

We conducted an RCOI that attempted to determine the origin of conflict minerals in our products by sending communications to our direct suppliers explaining the Rule, soliciting survey responses from hundreds of our relevant suppliers of components of our products, using the standard Conflict Minerals Reporting Template Designed by the ICC/GeSI Conflict Free Sourcing Initiative (“CFSI”), reviewing responses that we received from our suppliers and following up as necessary.

The standard CFSI reporting template asked suppliers to identify whether materials or products they supplied to us contained conflict minerals and, if so, whether those conflict minerals are necessary to the functionality or production of those materials or products, and what was the country of origin of such conflict minerals. We also inquired as to our suppliers’ policies regarding conflict minerals. We accepted and reviewed supplier responses that were submitted in the form of other supplier templates that contained the information necessary for the reasonable country of origin inquiry. We rely on our direct suppliers to provide information regarding the presence and origins of 3TG in the products supplied.

Due Diligence Program

We have established our due diligence compliance process, taking into consideration Organization for Economic Cooperation and Development guidelines. Our conflict minerals due diligence process included: the development of a Conflict Minerals Policy (which can be found at www.kratosdefense.com under the heading “About Kratos”), assembly of a cross-functional and cross-divisional conflict minerals compliance team, communication with suppliers, engaging outside counsel for assistance in the initial development of a compliance strategy, and continuing to develop and implement an evolving strategy to respond to supply chain considerations.

Due to the breadth and complexity of our products and supply chain, and despite having conducted an RCOI, we do not currently have sufficient information from our suppliers to determine the country of origin of the conflict minerals used in our products. Therefore, it is possible that some of these conflict minerals may have originated in the DRC or a Covered Country and are not from recycled or scrap sources. Additionally, the majority of supplier responses received were at the supplier company level, without specificity for the smelters or refiners for components supplied to us. We are not able to confirm the country of origin, the mine or location of origin, or the facilities used to process the 3TG in our products. As we do not purchase 3TG directly from mines, smelters, or refiners, we do not conduct direct audits of such smelters or refiners and must rely on industry resources.

Risk Mitigation

As we continue to develop our due diligence program, explore opportunities for risk mitigation, and learn from industry trends through evolving conflict mineral practices, we intend to enhance our supplier communication, improve our due diligence data process, and explore methods for reasonably enhancing supplier contract terms and conditions.

Independent Private Sector Audit

The report presented herein has not been audited by an independent private sector audit (“IPSA”).

According to guidance issued by the SEC, only reporting companies that describe their products as “DRC conflict free” are subject to an IPSA.This is the Conflict Minerals Report for Kratos Defense & Security Solutions, Inc. (“Kratos,” “we” or “our”), filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1, 2025 to December 31, 2025. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. The specified conflict minerals, which we collectively refer to in this Report as “3TG” or “conflict minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, or their derivatives, which are limited to tantalum, tin and tungsten.

If a registrant can establish that the conflict minerals in its products originated from sources other than the Democratic Republic of the Congo (“DRC”) or an adjoining country, or from recycled and scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the country of origin of the conflict minerals in its products.

If a registrant has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in the DRC or an adjoining country, or if the registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody, and the registrant must submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.